Exhibit 23.1

KPMG LLP Suite 460 1500 W. 3rd Street Cleveland, OH 44113-1422

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2026, except for Notes 1, 3, 6, and 19 and the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses, as to which the date is August 4, 2026, with respect to the consolidated financial statements of CBIZ, Inc. and our report dated February 26, 2026, except for the restatement for the material weaknesses, as to which the date is August 4, 2026, with respect to the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cleveland, Ohio

August 6, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.